Exhibit 99.1

                                                                                               NEWS RELEASE

FOR IMMEDIATE RELEASE

Analyst and Investor Contact:	News Media Contact:
Molly Salky	Media Relations
(817) 415-3189	(817) 415-3300
Molly.Salky@RadioShack.com	Media.Relations@RadioShack.com

RADIOSHACK CORPORATION ANNOUNCES PRELIMINARY
FOURTH-QUARTER 2011 RESULTS

FORT WORTH, Texas, Jan. 30, 2012 — RadioShack Corp. (NYSE: RSH), a leading national retailer of innovative mobile and technology products, services and accessories, today announced preliminary, unaudited results for the fourth quarter ended Dec. 31, 2011.

Total net sales and operating revenues from continuing operations for the 2011 fourth quarter increased approximately 6% to $1.39 billion compared to $1.31 billion for the fourth quarter last year. Comparable store sales for company-operated stores increased approximately 2% during the 2011 fourth quarter.  Consolidated gross profit as a percent of net sales in the 2011 fourth quarter is expected to be approximately 35%, compared to 41% in the 2010 fourth quarter.  Diluted earnings per share for the 2011 fourth quarter are expected to be in the range of $0.11 to $0.13, compared to $0.51 per diluted share reported in the 2010 fourth quarter.

The decrease in gross margin in the 2011 fourth quarter, compared to the 2010 fourth quarter, reflects a shift in mix within mobility sales towards certain lower margin smartphones and mobile devices; a higher percentage of mobility sales in the overall revenue mix, largely driven by the Company’s expansion of Target mobile centers; and the impact of a more promotional holiday season.

The Company’s results for the fourth quarter are due in large part to the underperformance of the Sprint postpaid wireless business and reflect further unanticipated changes in Sprint’s customer and credit models.  These changes resulted in fewer new and upgrade activations and a decline in Sprint postpaid revenues in the fourth quarter compared to the 2010 fourth quarter and compared to third quarter 2011.  In addition, fourth-quarter results reflect a highly promotional holiday season and ongoing pressures on consumer spending.

“Our transition continues as we work to maximize our mobility business opportunities, particularly now that our assortment includes  the top three national wireless carriers,” said Jim Gooch, president and chief executive officer.  “In that regard, we continue to make progress in the mobility sector with growth in sales of new iconic handsets, incremental sales growth from new partner Verizon Wireless, higher revenues from AT&T, and higher sales of tablets and e-readers.  However, we are disappointed that these positives were overshadowed by significant declines in our Sprint business.

“We recognize that certain smartphones and other mobile devices, mainly tablets and e-readers, are a growing mainstay of consumer electronics purchases, and are significantly changing the margin profile of our mobility business.  With this in mind, we are resetting our business expectations for 2012.  We remain confident in the health of our business absent the Sprint impacts and in the progress we have made on initiatives put into place in 2011. Our plan in 2012 is to build on this progress.  Our key initiatives include strengthening our relationships with our wireless carrier partners as we continue to grow our mobility business, make further enhancements to our store and online experience, and optimize our overall selling and merchandising strategy.”

Gooch concluded, “We have also decided to suspend share repurchases for the near term, and to instead continue to reinvest in our business and return value to shareholders through our quarterly dividend. Our strong balance sheet and substantial liquidity, supported by our cash position and credit facility, provide ample flexibility and support for these investments. With capital spending this year estimated in the range of $70 million to $90 million, we expect to deliver modestly positive free cash flow in 2012.  Looking across the year, assuming the Sprint business remains at its current run rate, we look for 2012 net income to be down compared to 2011, with very challenging comparisons in the first quarter and sequential quarterly improvement in the remainder of the year.”

The Company said that the mobility platform sales at U.S. RadioShack company-operated stores increased approximately 16% in the 2011 fourth quarter compared to the same period a year ago. Signature platform sales declined approximately 1%, representing a significant trend improvement compared to the 2011 third quarter.  This improvement was driven by strength in headphones, tablet accessories, warranty services, wireless accessories, and technical products. Consumer electronics platform sales declined approximately 30%, reflecting continued product cycle declines.

RadioShack ended the fourth quarter of 2011 with a cash balance of approximately $590 million, compared to $569 million at Dec. 31, 2010.  At Dec. 31, 2011, the Company’s $450 million revolving credit facility had $421 million of availability.  Inventory at Dec. 31, 2011, stood at $744 million compared to $724 million at Dec. 31, 2010.  The Company said that it is comfortable with its inventory level and quality.

During the 2011 fourth quarter, the Company repurchased $11.9 million, or 930,000 shares, of its common stock.  In the 2011 fourth quarter, approximately 100.4 million shares were used to calculate diluted earnings per share, compared to 111.9 million in the 2010 fourth quarter.  On Oct. 25, 2011, the board of directors declared an increase in the annual dividend on the Company’s common stock to $0.50 per share in 2011, compared to $0.25 per share paid in 2010, and changed the annual dividend payout to a quarterly payout beginning in the first quarter of 2012.

RadioShack expects to report final, audited 2011 fourth-quarter and full-year financial results on Feb. 21, 2012, before the open of trading on the New York Stock Exchange.  On that day, management will host a live webcast of its investor conference call in connection with the release of audited financial results.  Additional details about the webcast will be provided closer to that date.

The preliminary, unaudited financial results disclosed in this release could change based on the Company’s year-end audit.

Forward-Looking Statements

This press release contains forward-looking statements, as referenced in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements reflect management’s current views and projections regarding economic conditions, the retail industry environment and Company performance.  These statements can be identified by the fact that they use words like “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project,” “guidance,” “plan,” “outlook” and other words with similar meaning.  We specifically disclaim any duty to update any of the information set forth in this press release, including any forward-looking statements.  These statements involve a number of risks and uncertainties that could cause our actual results to differ materially from the results discussed in our forward-looking statements.  Factors that could cause our actual results to differ materially from the results discussed in our forward-looking statements include, but are not limited to, results of our year-end audit; our ability to execute and the effectiveness of our 2012 initiatives; the underperformance or loss of certain of our important vendors, such as our wireless carrier providers, or breaches by them of our agreements with them; difficulties associated with our transition to an outsourced arrangement for the production of products we previously manufactured at our Chinese manufacturing plant; an adverse impact on our sales or profitability due to our transition to such an outsourced arrangement; an adverse impact on our sales or profitability due to changes wireless carrier providers make to their customer credit requirements, frequency of upgrade eligibility, or other operational matters, and the timing, completeness, and accuracy of information we receive about such changes;  a decline in our gross margin due to customer demand for lower margin mobile devices, such as smartphones and tablets; difficulties associated with profitably operating our new Target Mobile centers; overall sales performance; economic conditions; product demand; expense levels; competitive activity; interest rates; changes in the Company’s financial condition; availability of products and services and other risks associated with the Company’s vendors and service providers; the regulatory environment; and other factors affecting the retail category in general.  In addition, the declaration of dividends and the dividend rate are at the sole discretion of RadioShack Corporation’s board of directors, and plans for future dividends may be revised by the board at any time.  RadioShack’s dividend could be adversely affected by, among other things, changes in RadioShack’s financial position, results of operations, capital expenditures, cash flows, and applicable tax laws.  Additional information regarding these and other factors is included in the Company’s filings with the SEC, including its most recent Annual Report on Form 10-K for the year ended Dec. 31, 2010, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011.

About RadioShack Corporation

RadioShack (NYSE: RSH) is a leading national retailer of innovative mobile technology products and services, as well as products related to personal and home technology and power supply needs.  The Shack® offers consumers a targeted assortment of wireless phones and other electronic products and services from leading national brands, exclusive private brands and major wireless carriers, all within a comfortable and convenient shopping environment.  RadioShack employs approximately 33,000 people globally, including a team of friendly and helpful sales experts who have been recognized for delivering the best customer service in the wireless industry.  RadioShack’s retail network includes approximately 4,670 company-operated stores in the United States and Mexico, 1,490 wireless phone centers in the United States, and approximately 1,100 dealer and other outlets worldwide.  For more information on RadioShack Corporation, please visit www.radioshackcorporation.com; to purchase items online, please visit www.radioshack.com. RadioShack® and The Shack® are registered trademarks licensed by RadioShack Corporation.